Exhibit 99.1

FOR IMMEDIATE RELEASE

WESTERN ASSET MORTGAGE CAPITAL CORPORATION
ANNOUNCES SHARE REPURCHASE PROGRAM

Pasadena, CA, November 19, 2012 — Western Asset Mortgage Capital Corporation (NYSE: WMC) today announced that its Board of Directors has authorized the repurchase of up to 2.4 million shares of its common stock through December 31, 2013.  Purchases made pursuant to the program will be made in the open market, in privately negotiated transactions, or pursuant to any trading plan that may be adopted in accordance with Rules 10b5-1 and 10b-18 of the Securities and Exchange Commission. The authorization does not obligate the Company to acquire any particular amount of common shares and the program may be suspended or discontinued at the Company’s discretion without prior notice. The timing, manner, price and amount of any repurchases will be determined by the Company in its discretion and will be subject to economic and market conditions, stock price, applicable legal requirements and other factors.

“This share repurchase authorization reflects the Company’s continued commitment to enhancing shareholder value,” said Gavin James, Chief Executive Officer of Western Asset Mortgage Capital Corporation. “We believe providing the opportunity to repurchase shares, especially when prices are materially below our estimated net book value, represents an attractive additional tool to generate value for our shareholders.”

ABOUT WESTERN ASSET MORTGAGE CAPITAL CORPORATION

Western Asset Mortgage Capital Corporation is a REIT that invests primarily in Agency RMBS, which are residential mortgage-backed securities for which the principal and interest payments are guaranteed by a U.S. Government agency (such as GNMA) or a U.S. Government-sponsored entity (such as FNMA or FHLMC).  The Company may opportunistically supplement its portfolio by investing in its potential target assets, which include residential mortgage-backed securities that are not guaranteed by a U.S. Government agency or sponsored entity, commercial mortgage-backed securities and other asset-backed securities. The Company is externally managed and advised by Western Asset Management Company, an investment advisor registered with the SEC and a wholly-owned subsidiary of Legg Mason, Inc.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements.”  Operating results are subject to numerous conditions, many of which are beyond the control of the Company, including, without limitation, changes in interest rates; changes in the yield curve; changes in prepayment rates; the availability and terms of financing; general economic conditions; market conditions; conditions in the market for mortgage related investments; legislative and regulatory changes that could adversely affect the business of the Company; and other factors, including those set forth in the Risk Factors section of the Company’s quarterly report on Form 10-Q for the period ended September 30, 2012 filed with the Securities and Exchange Commission (“SEC”) and the Company’s registration statement on Form S-11 for the Company’s follow-on common stock offering, as filed with and declared effective by the SEC on September 28, 2012. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

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Investor Relations Contact:	Media Contact:
Larry Clark	Tricia Ross
Financial Profiles, Inc.	Financial Profiles, Inc.
(310) 478-2700 x29	(916) 939-7285
lclark@finprofiles.com	tross@finprofiles.com